Exhibit (b)(2)

Execution Version

GUARANTY

GUARANTY, dated as of February 17, 2026 (this “Guaranty”), by Green Equity Investors VI, L.P., a Delaware limited partnership (“GEI VI”), and Green Equity Investors Side VI, L.P., a Delaware limited partnership (“GEI Side VI” and, together with GEI VI, the “Guarantors”, and each a “Guarantor”), in favor of Mister Car Wash, Inc., a Delaware corporation (the “Guaranteed Party”).

1. GUARANTY. To induce the Guaranteed Party to enter into that certain Agreement and Plan of Merger, of even date herewith (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”; capitalized terms used but not defined herein shall have the meanings given to such terms in the Agreement), by and among MCW Parent, LP, a Delaware limited partnership (“Parent”), Boson Merger Sub Inc., a Delaware corporation (“Merger Sub”), the Guaranteed Party and, solely for the purposes of the Borrower Provisions (as defined in the Agreement), Mister Car Wash Holdings, Inc., a Delaware corporation and wholly owned Subsidiary of the Guaranteed Party, pursuant to which, on the terms and subject to the conditions thereof, Parent will acquire the Guaranteed Party and its Subsidiaries at the Closing pursuant to the Merger, each Guarantor, intending to be legally bound, hereby absolutely, irrevocably and unconditionally, severally but not jointly, guarantees to the Guaranteed Party (as primary obligor and not merely as surety), on the terms and subject to the conditions set forth herein, the due and punctual payment, performance and discharge of such Guarantor’s Guaranteed Percentage (as defined below) of the payment obligations of Parent to pay (i) the Parent Termination Fee, if and when payable pursuant to Section 8.3(c) of the Agreement, (ii) any Filing Fees, if and when payable by Parent pursuant to Section 8.3(e) of the Agreement and (iii) any out-of-pocket costs and expenses of the Guaranteed Party and interest accrued thereon, if, when and to the extent payable by Parent pursuant to Section 6.16(f) or Section 8.3(f) of the Agreement (the aggregate amount of such obligations in clause (iii), the “Recovery Amount” and, together with the obligations in clause (i) and (ii), collectively, the “Guaranteed Obligations”). It is expressly understood and agreed among the parties hereto that the obligations of the Guarantors set forth in this Guaranty shall be several and not joint among GEI VI and GEI Side VI and apportioned in the percentages of 62.656667% and 37.343333%, respectively (for each such Guarantor, as applicable, its “Guaranteed Percentage”). In no event shall a Guarantor’s aggregate liability under this Guaranty exceed such Guarantor’s Guaranteed Percentage of the sum of an amount equal to $51,750,000, plus the Recovery Amount and any Filing Fees (such limitation on the aggregate liability of each Guarantor for its Guaranteed Obligations being herein referred to as such Guarantor’s “Cap”). The guaranty by the Guarantors of the Guaranteed Obligations under this Guaranty may be enforced only by the Guaranteed Party (and its legal successors and permitted assigns), and for the payment of money only (provided that such payments may be required to be made to persons other than the Guaranteed Party as contemplated by the Agreement). All payments hereunder shall be made in lawful money of the United States, in immediately available funds.

If Parent fails to discharge all or any portion of the Guaranteed Obligations when due, then each Guarantor shall promptly pay, or cause to be paid, to the Guaranteed Party its Guaranteed Percentage of such Guaranteed Obligations (up to each Guarantor’s Cap), and the Guaranteed Party may at any time and from time to time, at its option and in its sole discretion, for so long as Parent has failed to discharge any of its Guaranteed Obligations, take any and all actions available hereunder or under applicable Law to collect any Guarantor’s liabilities hereunder in respect of such Guaranteed Obligations, subject to such Guarantor’s Cap. In addition, each Guarantor hereby promises and agrees to make all payments hereunder free and clear of any deduction, offset, action, defense, claim or counterclaim of any kind, other than the defenses described in Section 3(c)(ii).

2. NATURE OF GUARANTY. Each Guarantor’s liability hereunder is absolute, unconditional, irrevocable and continuing irrespective of any rescission, compromise, modification, amendment or waiver of or any consent to departure from the Agreement or any of the other Transaction Documents. This Guaranty is an unconditional, present and continuing guaranty of payment and not merely of collection. To the extent that any payment to the Guaranteed Party in respect of the Guaranteed Obligations is rescinded or must otherwise be, and is, returned to a Guarantor for any reason whatsoever (other than in connection with the valid termination of such Guarantor’s obligations in accordance with Section 8 hereof or in other circumstances where such Guarantor is not liable to make such payment), each Guarantor shall remain liable hereunder on the terms and subject to the conditions hereof as if such payment had not been made.

3. CHANGES IN OBLIGATIONS, CERTAIN WAIVERS.

(a) Without limiting the requirements of Section 14(b), each Guarantor agrees that the Guaranteed Party may, in its sole discretion, at any time and from time to time, without notice to or further consent of such Guarantor, extend the time of payment of any of the Guaranteed Obligations, and may also make any agreement with Parent for the extension, renewal, payment, compromise, modification, amendment, alteration, discharge or release thereof, in whole or in part, without in any way impairing or affecting such Guarantor’s obligations under this Guaranty or affecting the validity or enforceability of this Guaranty. Each Guarantor agrees that, subject to the terms and provisions hereof, the obligations of such Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by: (i) the failure or delay on the part of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against Parent or any Guarantor; (ii) any change in the time, place, terms or manner of payment of any component or portion of the Guaranteed Obligations, or any extension of the time of payment of, renewal or alteration of, any Guaranteed Obligation, any escrow arrangement or other security therefor, any liability incurred directly or indirectly in respect thereof, or any agreement entered into by the Guaranteed Party and Parent in connection therewith; (iii) the addition, substitution or release of any Person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Agreement; (iv) any change in the corporate or partnership existence, structure or ownership of Parent, any Guarantor or any other Person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Agreement; (v) any insolvency, bankruptcy, reorganization, liquidation or other similar proceeding affecting Parent or any other Person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Agreement, or any of their respective assets; (vi) the existence of any claim, set-off or other right which (x) a Guarantor may have at any time against Parent, the Guaranteed Party, any of their respective Affiliates or representatives or any other Person or (y) Parent may have at any time against the Guaranteed Party or any other Person, in each case described in the foregoing clauses (x) and (y), whether in connection with the Guaranteed Obligations or otherwise; (vii) the adequacy of any other means the Guaranteed Party may have of obtaining payment related to the Guaranteed Obligations; (viii) the value, genuineness, validity, illegality or enforceability according to their terms of the Agreement or any agreement or instrument referred to herein or therein or (ix) any other act or omission that may in any manner or to any extent vary the standing, liability or risk of the Guarantors or otherwise operate as a discharge of the Guarantors as a matter of law or equity (other than payment of the Guaranteed Obligations or as permitted by Section 3(c) hereof). To the fullest extent permitted by applicable Law, the Guarantors hereby expressly and irrevocably waive any and all rights or defenses arising by reason of any applicable Law which would otherwise require any election of remedies by the Guaranteed Party. Each Guarantor expressly and irrevocably waives promptness, diligence, notice of the acceptance of this Guaranty and of the Guaranteed Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any Guaranteed Obligations incurred and all other notices of any kind (other than notices required to be made to Parent pursuant to the Agreement and notices pursuant to this Guaranty), all defenses which may be available by virtue of any valuation, stay, moratorium Law or other similar applicable Law now or hereafter in effect, any right to require the marshaling of assets of Parent or any other Person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Agreement and all suretyship defenses generally. Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Agreement and that the waivers, agreements, covenants, obligations and other terms set forth in this Guaranty are knowingly made and agreed to in contemplation of such benefits.

(b) (i) Each Guarantor hereby unconditionally and irrevocably waives any rights that it may now have or hereafter acquire against Parent that arise from the existence, payment, performance, or enforcement of such Guarantor’s obligations under or in respect of this Guaranty or any other agreement in connection therewith, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Guaranteed Party against Parent, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from Parent, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, and (ii) no Guarantor shall exercise any rights against Parent unless and until all amounts payable by such Guarantor under this Guaranty have been paid in full in immediately available funds. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in immediately available funds of all amounts payable by such Guarantor under this Guaranty, such amount shall be deemed in all respects to be received and held in trust for the benefit of the Guaranteed Party, shall be segregated and held separately from other property and funds of such Guarantor and shall forthwith be promptly paid or delivered to the Guaranteed Party in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to all amounts payable by such Guarantor under this Guaranty.

(c) Notwithstanding anything to the contrary contained in this Guaranty or otherwise, the Guaranteed Party hereby agrees that: (i) to the extent Parent is relieved of all or any portion of the Guaranteed Obligations by satisfaction thereof on the terms and subject to the conditions set forth in the Agreement or pursuant to any other agreement with the Guaranteed Party, each Guarantor shall be similarly relieved of its corresponding payment obligations under this Guaranty; and (ii) each Guarantor shall have all defenses to the payment of its obligations under this Guaranty that would be available to Parent under the Agreement with respect to the Guaranteed Obligations (other than any voluntary or involuntary insolvency, bankruptcy, reorganization, liquidation or other similar proceeding affecting Parent), as well as any defenses in respect of any breach by the Guaranteed Party of this Guaranty.

(d) Each Guarantor hereby unconditionally and irrevocably waives any and all notice of the creation, renewal, extension or accrual of any of the Guaranteed Obligations and notices of or proof of reliance by the Guaranteed Party upon this Guaranty or acceptance of this Guaranty. The Guaranteed Obligations and the Agreement, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guaranty, and all dealings between the Guaranteed Party, on the one hand, and Parent or the Guarantors, on the other hand, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guaranty. When pursuing its rights and remedies hereunder against any Guarantor, the Guaranteed Party shall be under no obligation to pursue any rights and remedies the Guaranteed Party may have against Parent or any other Person for the Guaranteed Obligations or any right of offset with respect thereto, and any failure by the Guaranteed Party to pursue such other rights or remedies or collect any payments from Parent or any such other Person or to realize upon or to exercise any such right of offset, and any release by the Guaranteed Party of Parent or any such other Person or any right of offset, shall not relieve any Guarantor of liability hereunder and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Guaranteed Party.

(e) The Guaranteed Party shall not be obligated to file any claim relating to any Guaranteed Obligation in the event that Parent becomes subject to an insolvency, bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect any Guarantor’s obligations hereunder.

4. NO WAIVER; CUMULATIVE RIGHTS. No failure to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder. Each and every right, remedy and power hereby granted to the Guaranteed Party shall be cumulative and not exclusive of any other, and may be exercised by the Guaranteed Party at any time or from time to time in accordance with the terms of this Guaranty. The Guaranteed Party shall not have any obligation to proceed at any time or in any manner against, or exhaust any or all of its rights against, Parent or any other Person now or hereafter liable for any Guaranteed Obligation prior to proceeding against the Guarantors, and a separate action or actions may be brought and prosecuted by the Guaranteed Party against the Guarantors to enforce this Guaranty, irrespective of whether any action is brought against Parent, Merger Sub or any of their respective Affiliates, or whether Parent, Merger Sub or any of their respective Affiliates is or are joined in any such action or actions.

5. REPRESENTATIONS AND WARRANTIES.

(a) Each Guarantor hereby represents and warrants (and, in the case of clause (iv), hereby covenants), severally but not jointly, to the Guaranteed Party that:

(i) it is duly organized, in good standing and validly existing under the Law of its jurisdiction of organization; it has all requisite limited partnership or other power and authority to execute, deliver and perform this Guaranty; the execution, delivery and performance of this Guaranty have been duly authorized by all necessary action and do not and will not (with or without notice or lapse of time, or both) contravene, conflict with or result in any violation of any provision of such Guarantor’s limited partnership agreement, operating agreement or similar organizational documents or any applicable Law, or contractual restriction binding on such Guarantor or its assets; and the Person executing and delivering this Guaranty on behalf of the Guarantor is duly authorized to do so;

(ii) except as set forth in or contemplated by the terms and provisions of the Agreement, (A) all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Authority necessary for the due execution, delivery and performance of this Guaranty by such Guarantor have been obtained or made and all conditions thereof have been duly complied with, and (B) no other action by, and no notice to or filing with, any Governmental Authority is required in connection with the execution, delivery or performance of this Guaranty by such Guarantor;

(iii) this Guaranty has been duly executed and delivered by the Guarantor and, upon due execution and delivery hereof by the Guaranteed Party, constitutes a legal, valid and binding obligation of such Guarantor enforceable against such Guarantor in accordance with its terms, subject to the effect of any Enforceability Limitations; and

(iv) such Guarantor has, and will maintain until the termination of this Guarantee, the financial capacity to pay and perform its obligations under this Guaranty, and assets necessary for such Guarantor to fulfill its obligations under this Guaranty for so long as this Guaranty shall remain in effect in accordance with Section 8 hereof.

(b) The Guaranteed Party hereby represents and warrants to each Guarantor that it has all requisite power and authority to execute and deliver this Guaranty and the execution, delivery and performance of this Guaranty have been duly authorized by all necessary action and do not contravene any provision of the Guaranteed Party’s charter, bylaws or any applicable Law, and the Person executing and delivering this Guaranty on behalf of the Guaranteed Party is duly authorized to do so.

6. NO ASSIGNMENT. None of the Guarantors or the Guaranteed Party may assign or delegate its rights, interests or obligations hereunder to any other Person (by operation of Law or otherwise) without the prior written consent of the Guaranteed Party (in the case of an assignment or delegation by one or more Guarantors) or the Guarantors (in the case of an assignment or delegation by the Guaranteed Party); provided, however, that each Guarantor may assign or delegate all or part of its rights, interests and obligations hereunder, without the prior written consent of the Guaranteed Party, to another Guarantor, one or more of its Affiliates or any Person managed or advised by an Affiliate of any Guarantor; provided, further, that no such assignment or delegation shall relieve such Guarantor of its obligations hereunder as the primary obligor and all representations, warranties and covenants shall be deemed to be those of such Guarantor and such assignee. Any attempted assignment in violation of this Section 6 shall be null and void and of no force or effect.

7. NOTICES. All notices and other communications hereunder must be in writing and will be deemed to have been duly delivered and received hereunder (i) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; or (iii) immediately upon delivery by hand or by email transmission (provided that no “bounce back” or similar message of non-delivery is received with respect thereto), in each case of the preceding clauses (i) through (iii), to the applicable party’s address set forth in Section 9.2 of the Agreement; provided, that notices, requests, claims, demands and other communications to the Guarantors shall be sent to:

c/o Leonard Green & Partners, L.P.

11111 Santa Monica Boulevard, Suite 2000

Los Angeles, CA 90025

Attention: Jonathan Seiffer; Joshua Farran

Email: [***]

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

1999 Avenue of the Stars, 29th Floor

Los Angeles, CA 90067

Attention: Gregory B. Klein; Michael W. Kaplan

Email: gregory.klein@stblaw.com; michael.kaplan@stblaw.com

8. CONTINUING GUARANTY. Subject to Section 3(c) above, this Guaranty may not be revoked or terminated and shall remain in full force and effect and shall be binding on each Guarantor, its successors and permitted assigns, and shall inure to the benefit of, and be enforceable by, the Guaranteed Party and its successors and permitted assigns until all of the Guaranteed Obligations have been indefeasibly paid in full. Notwithstanding the foregoing, or anything express or implied in this Guaranty or otherwise, this Guaranty shall terminate and the Guarantors shall have no further obligations under or in connection with this Guaranty as of the earliest of: (a) the Closing if, and only if, the Closing occurs in accordance with the terms of the Agreement and Parent has paid all amounts it is required to pay under the Agreement; (b) the valid termination of the Agreement in accordance with its terms in circumstances in which Parent has no liability to make any payment for any portion of the Guaranteed Obligations; and (c) the receipt by the Guaranteed Party of the indefeasible payment in full of the Guaranteed Obligations payable under this Guaranty (subject to each Guarantor’s Cap). Notwithstanding the foregoing, or anything express or implied in this Guaranty or otherwise, in the event that the Guaranteed Party or any of its controlled or controlling Affiliates, or any directors or officers of any of the foregoing (other than the Recused Directors or any Person acting at the direction of any Recused Director), asserts a claim in writing in any Legal Proceeding (i) that the provisions of Section 1 hereof limiting each Guarantor’s liability hereunder to its respective Cap and limiting the enforcement hereof to the payment of money only or the provisions of this Section 8 or Section 3(c), Section 9 or Section 10 hereof are illegal, invalid or unenforceable in whole or in part, (ii) that any Guarantor is liable in respect of the Guaranteed Obligations in excess of or to a greater extent than its Cap, or (iii) any theory of liability against any Recourse Party or any Non-Recourse Party (each as defined in Section 9 hereof) under this Guaranty, the Agreement, or any other agreement or instrument delivered in connection with this Guaranty or the Agreement, other than Retained Claims (the claims described in clauses (i)-(iii), each, a “Terminable Claim”), in each case, solely to the extent that such Terminable Claim is not dismissed or withdrawn by the Guaranteed Party or its applicable controlled Affiliate within five (5) Business Days following the date the Guaranteed Party is notified in writing by a Guarantor that such claim is a Terminable Claim (together with a reasonably detailed explanation as to why such claim constitutes a Terminable Claim), then: (A) the obligations of the Guarantors under this Guaranty shall terminate ab initio and be null and void; (B) if any Guarantor has previously made any payments under this Guaranty, it shall be entitled to recover and retain such payments; and (C) neither the Guarantors (in their capacity as such) nor any other Non-Recourse Parties (in their capacity as such) shall have any liability whatsoever (whether at law or in equity, whether sounding in contract, tort, statute or otherwise) to the Guaranteed Party in any way under or in connection with this Guaranty, the Agreement, any other agreement or instrument delivered in connection with this Guaranty or the Agreement, or the transactions contemplated hereby or thereby.

9. NO RECOURSE. The Guaranteed Party acknowledges and agrees that, as of the date hereof, the sole assets of Parent (other than contract rights and ownership of capital stock in Merger Sub) is cash in a de minimis amount (less than $1,000) and that no additional funds are expected to be contributed to Parent unless and until the Closing occurs under the Agreement. Notwithstanding anything that may be expressed or implied in this Guaranty or any document or instrument delivered in connection herewith or otherwise, and notwithstanding the fact that the Guarantors may be partnerships, by its acceptance of the benefits of this Guaranty, the Guaranteed Party acknowledges and agrees that: (a) no Person other than the Guarantors (and their respective legal successors and permitted assigns) shall have any obligations under or in connection with this Guaranty, (b) none of the Guarantors shall have obligations under or in connection with this Guaranty except as expressly provided by this Guaranty, and (c) no liability shall attach to, and no recourse shall be had by the Guaranteed Party or any of its Affiliates or any Person purporting to claim by or through any of them or for the benefit of any of them under any theory of liability (including without limitation by attempting to pierce a corporate, limited liability company or partnership veil, by attempting to compel Parent to enforce any rights that it may have against any Person, by attempting to enforce any assessment, or by attempting to enforce any purported right at law or in equity, whether sounding in contract, tort, statute or otherwise) against any Recourse Party or any Non-Recourse Party in any way under this Guaranty, the Agreement, or any other agreement or instrument delivered in connection with this Guaranty or the Agreement, or the transactions contemplated hereby or thereby (whether at law or in equity, whether sounding in contract, tort, statute or otherwise), except that, notwithstanding the foregoing: (i) the Guaranteed Party (and its legal successors and permitted assigns) may assert claims against Leonard Green & Partners, L.P. (and its legal successors and permitted assigns) under, and pursuant to the terms and conditions of, the Confidentiality Agreement; (ii) the Guaranteed Party (and its legal successors and permitted assigns) may assert claims against the Guarantors (and their respective legal successors and permitted assigns of their obligations hereunder) under, and pursuant to the terms and conditions of, this Guaranty (subject in each case to each such Guarantor’s Cap); (iii) the Guaranteed Party (and its legal successors and permitted assigns) may assert claims against Parent and Merger Sub (and their respective legal successors and permitted assigns) to enforce their respective obligations under the Agreement in accordance with and pursuant to the terms and conditions of the Agreement; and (iv) the Guaranteed Party (and its legal successors and permitted assigns) may assert claims against the Principal Stockholders and Parent (and their legal successors and permitted assigns) to enforce their respective obligations under the Support Agreement in accordance with and pursuant to the terms and conditions of the Support Agreement (the claims described in clauses (i) through (iv) collectively, the “Retained Claims”). As used herein, the term “Recourse Parties” shall mean, collectively, Parent, Merger Sub, the Guarantors and Leonard Green & Partners, L.P. (and their respective legal successors and permitted assigns of its obligations hereunder), and the term “Non-Recourse Parties” shall mean, collectively, the Recourse Parties’ respective former, current or future equity holders, controlling persons, directors, officers, employees, agents, general or limited partners, investment funds, managers, management companies, members, stockholders, Affiliates or assignees and any and all former, current or future equity holders, controlling persons, directors, officers, employees, agents, general or limited partners, investment funds, managers, management companies, members, stockholders, Affiliates or assignees of any of the foregoing, and any and all former, current or future estates, heirs, executors, administrators, trustees, successors or assigns of any of the foregoing, and any financial institution which provides or is committed to provide financing in connection with the transactions contemplated by the Agreement; provided that none of the Recourse Parties shall be Non-Recourse Parties. The Guaranteed Party hereby covenants and agrees that, except with respect to the Retained Claims asserted by the applicable Persons specified in the second sentence of this Section 9 against the Recourse Party(ies), against which such Retained Claims may be asserted in accordance with the second sentence of this Section 9, it shall not, and shall cause its Affiliates not to, institute any proceeding or bring any claim in any way under or in connection with this Guaranty, the Agreement, any other agreement or instrument delivered in connection with this Guaranty or the Agreement, or the transactions contemplated hereby or thereby (whether at law or in equity, whether sounding in contract, tort, statute or otherwise) against (A) the Non-Recourse Parties or (B) the Guarantors or any other Recourse Parties.

10. GOVERNING LAW; SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL.

(a) This Guaranty shall be governed by, interpreted, construed and enforced in accordance with the laws of the State of Delaware. Any and all claims, controversies and causes of action arising out of or relating to this Guaranty, whether sounding in contract, tort or statute, shall be governed by the internal laws of the State of Delaware, including its statute of limitations, without giving effect to any conflict-of-laws or other rules that would result in the application of the Laws or statutes of limitations of a different jurisdiction.

(b) Each of the Guarantors and the Guaranteed Party: (i) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any Legal Proceeding relating to this Guaranty, the Guaranteed Obligations or the transactions contemplated hereby, for and on behalf of itself or any of its properties or assets, in accordance with this Section 7 or in such other manner as may be permitted by applicable Law, and nothing in this Section 10 will affect the right of any party hereto to serve legal process in any other manner permitted by applicable Law; (ii) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, solely if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware (and any appellate court therefrom) or, solely if any federal court within the State of Delaware declines to accept jurisdiction over such a matter, any state court within the State of Delaware (and any appellate court therefrom)) (the “Chosen Courts”) in the event that any dispute or controversy arises out of this Guaranty, the Guaranteed Obligations or the transactions contemplated hereby; (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (iv) agrees that any Legal Proceeding arising in connection with this Guaranty, the Guaranteed Obligations or the transactions contemplated hereby will be brought, tried and determined only in the Chosen Courts; (v) irrevocably and unconditionally waives any objection that it may now or hereafter have to the venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (vi) agrees that it will not bring any Legal Proceeding relating to this Guaranty, the Guaranteed Obligations or the transactions contemplated hereby in any court other than the Chosen Courts. Notwithstanding the foregoing, each of the parties hereto agrees that a final judgment in any Legal Proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS GUARANTY OR THE GUARANTEED OBLIGATIONS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY, THE GUARANTEED OBLIGATIONS OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY TO THIS GUARANTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF

LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) IT MAKES THIS WAIVER VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS GUARANTY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10(c).

11. COUNTERPARTS. This Guaranty and any amendments hereto may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed (including by electronic signature) by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Any such counterpart, to the extent delivered by an Electronic Delivery, will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each party hereto forever waives any such defense, except to the extent such defense relates to lack of authenticity.

12. THIRD PARTY BENEFICIARIES. This Guaranty shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns, and nothing express or implied in this Guaranty is intended to, shall or shall be construed to, confer upon any other Person any benefits, rights or remedies under or by reason of, or any rights to enforce or cause the Guaranteed Party to enforce, the obligations set forth herein; except that as a material aspect of this Guaranty, the parties hereto intend that all Recourse Parties other than the Guarantors and all Non-Recourse Parties shall be, and such Recourse Parties and Non-Recourse Parties are, intended third party beneficiaries of the terms of this Guaranty which reference the Recourse Parties and the Non-Recourse Parties, as applicable, and may rely on and enforce such provisions of this Guaranty.

13. CONFIDENTIALITY. This Guaranty shall be treated as confidential and is being provided to the Guaranteed Party solely in connection with the transactions contemplated by the Agreement. This Guaranty may not be used, circulated, quoted or otherwise referred to in any document (other than the Transaction Documents), except with the prior written consent of the Guarantors in each instance; provided, that no such written consent is required for any disclosure of the existence or terms of this Guaranty by the Guaranteed Party (i) to the extent compelled by any Governmental Authority, required by applicable Law or as requested or required in connection with any Legal Proceeding (provided that the Guaranteed Party will provide the Guarantors an opportunity to review such required disclosure in advance of such public disclosure being made, which review shall not unreasonably delay such public disclosure), (ii) to the extent that the information is already publicly available other than as a result of a breach of this Guaranty or the Agreement by the Guaranteed Party or any other Person, (iii) pursuant to any Legal Proceeding relating to the Agreement, any other Transaction Document or the transactions contemplated thereby or (iv) to the Guaranteed Party’s Representatives and Affiliates who reasonably need to know of the existence of this Guaranty or the Agreement and are subject to confidentiality obligations.

14. MISCELLANEOUS.

(a) This Guaranty and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Agreement, the Confidentiality Agreement and the Support Agreement, constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof. Notwithstanding anything to the contrary set forth in this Guaranty, (i) the Confidentiality Agreement will (A) not be superseded, (B) survive any termination of this Guaranty, and (C) continue in full force and effect until the earlier to occur of the Effective Time and the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto. Neither the Guaranteed Party nor any of its Affiliates is relying upon any prior or contemporaneous statement, undertaking, understanding, agreement, representation or warranty, whether written or oral, made by or on behalf of the Guarantors, any other Recourse Party or any Non-Recourse Party in connection with this Guaranty except as expressly set forth herein or in the Agreement, the Confidentiality Agreement or any other Transaction Document. The Guarantors and their Affiliates are not relying upon any prior or contemporaneous statement, undertaking, understanding, agreement, representation or warranty, whether written or oral, made by or on behalf of the Guaranteed Party in connection with this Guaranty except as expressly set forth herein or in the Agreement, the Confidentiality Agreement or any other Transaction Document.

(b) Subject to applicable Law and subject to the other provisions of this Guaranty, this Guaranty may only be amended by the Guarantors and the Guaranteed Party by execution of an instrument in writing signed on behalf of each of the Guarantors and the Guaranteed Party (pursuant to authorized action by the Special Committee or, if required under applicable Law, the Company Board (acting upon the recommendation of the Special Committee)).

(c) In the event that any provision of this Guaranty, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Guaranty will continue in full force and effect, and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties hereto further agree to replace such void or unenforceable provision of this Guaranty with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision; provided, however, that, notwithstanding anything to the contrary contained in this Guaranty, this Guaranty may not be enforced without giving effect to Section 1 hereof limiting each Guarantor’s liability to its respective Cap and limiting enforcement hereof to the payment of money and the remedies set forth in Section 14(e), Section 3(c), Section 8, Section 9, Section 10, Section 12, and this Section 14. Each party hereto covenants and agrees that it shall not assert, and shall cause its respective Affiliates and Representatives not to assert, that this Guaranty or any part hereof is invalid, illegal or unenforceable in accordance with its terms.

(d) Section 1.3 of the Agreement shall apply to this Guaranty, mutatis mutandis, other than Section 1.3(d) and Section 1.3(o)-(q).

(e) The Guarantors acknowledge and agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the Guarantors do not perform the provisions of this Guaranty in accordance with its specific terms or otherwise breach such provisions. The Guarantors acknowledge and agree that (i) the Guaranteed Party will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Guaranty and to enforce specifically the terms and provisions hereof; and (ii) the right of specific enforcement of this Guaranty is an integral part of this Guaranty and the Agreement and without that right, the Guaranteed Party would not have entered into the Agreement or the other Transaction Documents. Each Guarantor agrees not to raise any objections to (A) the granting of expedited proceedings or an injunction, specific performance or other equitable relief to prevent or restrain breaches or threatened breaches of this Guaranty, and (B) the specific performance of the terms and provisions of this Guaranty to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants, obligations and agreements of the Guarantors pursuant to this Guaranty. Each Guarantor agrees that it will not oppose the granting of expedited proceedings or an injunction, specific performance or any other equitable relief on the basis that the Guaranteed Party or any other Person has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. The Guaranteed Party will not be required to provide any bond or other security in connection with such injunction or enforcement, and each Guarantor irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security.

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IN WITNESS WHEREOF, each of the Guarantors has caused this Guaranty to be executed and delivered as of the date first written above by its officer or representative thereunto duly authorized.

GUARANTORS:

GREEN EQUITY INVESTORS VI, L.P.

By: GEI Capital VI, LLC, its general partner

By:	/s/ Jonathan Seiffer
Name: Jonathan Seiffer
Title: Senior Vice President

GREEN EQUITY INVESTORS SIDE VI, L.P.

By: GEI Capital VI, LLC, its general partner

By:	/s/ Jonathan Seiffer
Name: Jonathan Seiffer
Title: Senior Vice President

[Signature Page to Guaranty]

IN WITNESS WHEREOF, the Guaranteed Party has caused this Guaranty to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

GUARANTEED PARTY:

MISTER CAR WASH, INC.

By:	/s/ John Lai
Name: John Lai
Title: President and Chief Executive Officer

[Signature Page to Guaranty]